NEWS RELEASE

For further information contact:

Kerry J. Chauvin                                      Joseph "Duke" Gallagher
Chief Executive Officer                               Chief Financial Officer
(504) 872-2100                                        (504) 872-2100
FOR IMMEDIATE RELEASE
THURSDAY, OCTOBER 2, 1997



			GULF ISLAND FABRICATION, INC.
		       ANNOUNCES LETTER OF INTENT FOR
	      BRITISH-BORNEO'S ALLEGHENY FIELD SEASTAR(r) (TLP)


	Gulf Island Fabrication, Inc. announces that it has signed a letter of intent with Atlantia Corporation to fabricate another SeaStar(r) mini-tension leg platform (TLP), this one for British-Borneo operated (60% equity) and Reading & Bates (40% equity) Allegheny field. This letter of intent is based on negotiating a mutually agreeable contract.

	The first SeaStar(r) platform was contracted by Atlantia Corporation with Gulf Island Fabrication for placement in British-Borneo's Morpeth field at Ewing Bank 921. The Morpeth SeaStar(r) is under construction at Gulf Island Fabrication's facility and is scheduled to be installed in mid 1998. The Allegheny SeaStar(r) will be installed in second quarter 1999 at Green Canyon Block 254, in a water depth of 3,200 feet. The SeaStar(r) is an Atlantia Corporation patented design for the production of oil and gas in deep water.

	Gulf Island Fabrication is a leading fabricator of offshore drilling and production platforms and other specialized structures used in the development and production of offshore oil and gas reserves.


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